Exhibit 2
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                                SUPPORT AGREEMENT

                                  by and among

                      GENERAL ELECTRIC CAPITAL CORPORATION,

                              EB ACQUISITION CORP.

                                       And


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                          Dated as of December 14, 2001




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                                TABLE OF CONTENTS
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
                                                                                              PAGE
ARTICLE I  VOTING OF SHARES....................................................................1

           Section 1.01.       Agreement to Vote...............................................1

           Section 1.02.       Grant of Irrevocable Proxy; Appointment of Proxy................2

           Section 1.03.       No Solicitation of Transactions.................................2

           Section 1.04.       Action in Stockholder Capacity Only.............................2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER...................................3

           Section 2.01.       Power; Binding Agreement........................................3

           Section 2.02.       Title to Shares.................................................3

           Section 2.03.       Valid Issuance..................................................3

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...........................3

           Section 3.01.       Due Organization; Authority Relative to this Agreement..........3

           Section 3.02.       No Conflict; Required Filings and Consents......................4

ARTICLE IV ADDITIONAL AGREEMENTS...............................................................4

           Section 4.01.       No Disposition or Encumbrance of Shares.........................4

           Section 4.02.       Disclosure......................................................5

ARTICLE V  TERMINATION.........................................................................5

           Section 5.01.       Termination.....................................................5

ARTICLE VI MISCELLANEOUS.......................................................................5

           Section 6.01.       Additional Shares...............................................5

           Section 6.02.       Expenses........................................................5

           Section 6.03.       Notices.........................................................5

           Section 6.04.       Severability....................................................6

           Section 6.05.       Assignment......................................................6

           Section 6.06.       Amendment; Waiver...............................................7

           Section 6.07.       Parties in Interest.............................................7

           Section 6.08.       Specific Performance............................................7

           Section 6.09.       Governing Law...................................................7

           Section 6.10.       Headings........................................................7


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           Section 6.11.       Counterparts....................................................7

           Section 6.12.       Entire Agreement................................................7

           Section 6.13.       Further Assurances..............................................7
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                     SUPPORT AGREEMENT, dated as of December 14, 2001 (this
"Agreement"), among GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation
("Parent"), BLANKET ACQUISITION CORP., a Maryland corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), and ____________________ (the
"Stockholder").

                     WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and Security Capital Group Incorporated, a Maryland corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the "Merger");

                     WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of and has the power to vote or to direct the vote of ______________ shares of Class A common stock, par value $0.01 per share (the "Class A Common Stock"), and _____________ shares of Class B common stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock and the associated Rights, the "Company Common Stock"), of the Company (such shares of Company Common Stock and any securities into which such shares may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on or otherwise in respect of, such shares, being referred to herein as the "Shares");

                     WHEREAS, as a condition to entering into the Merger Agreement and incurring the obligations set forth therein, Parent and Merger Sub have required that the Stockholder enter into this Agreement; and

                     WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement the Stockholder is willing to enter into this Agreement.

                     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:


                                   ARTICLE I

                                VOTING OF SHARES

                     SECTION 1.01. Agreement to Vote. From the date hereof until the termination of this Agreement in accordance with the terms hereof, the Stockholder hereby agrees to vote the Shares at every annual, special or adjourned meeting of the stockholders of the Company (or pursuant to any consent, certificate or other document relating to the Company that the law of the State of Maryland may permit or require): (a) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and all other transactions contemplated by the Merger Agreement and this Agreement; (b) against any action, agreement, transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including, without limitation, any Acquisition Proposal) that would result in either Parent's or the Company's unilateral right to terminate the Merger Agreement; and (c) in


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favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company. The Stockholder acknowledges receipt of a copy of the Merger Agreement and the review thereof.

                     SECTION 1.02. Grant of Irrevocable Proxy; Appointment of Proxy. (a) Subject to Section 5.01, the Stockholder hereby irrevocably grants to, and appoints, Mark Kaplow and Kevin Korsh, or any one of them, in their respective capacities as employees of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, as such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares held at the time of the relevant stockholder vote in the manner set forth in Section 1.01 hereof. The Stockholder will use his reasonable efforts to cause any record holder of Shares beneficially owned by the Stockholder to grant substantially similar proxies as Parent may reasonably request in connection with the Stockholder's obligations under this Agreement.

                     (b) The Stockholder represents that any proxies heretofore given with respect to matters contained herein in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

                     (c) The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.02 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, subject to Section 5.01 and the following sentence, may under no circumstances be revoked. Notwithstanding the foregoing, the proxy granted hereunder shall automatically terminate, and the interest with which it is coupled shall for all purposes be deemed to be immediately and forever extinguished, upon the termination of this Agreement, or upon any sale, assignment, transfer, pledge, encumberance or disposition permitted hereunder, as to any Shares so sold, assigned, transferred, pledged, encumbered or disposed of.

                     SECTION 1.03. No Solicitation of Transactions. Neither the Stockholder nor any of its affiliates shall, directly or indirectly, (a) solicit or encourage the initiation of (including by way of furnishing information) any inquiries or proposals regarding any Acquisition Proposal or (b) have any discussions with or provide any confidential information or data to any third party that would encourage, facilitate or further an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal. The Stockholder and each of its affiliates shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent) conducted heretofore with respect to any of the foregoing. The Stockholder shall promptly advise Parent orally and in writing of (a) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal received by the Stockholder or any of its affiliates, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request (and provide Parent with copies of any written Acquisition Proposals or amendments or supplements thereto) and (b) any changes in any such Acquisition Proposal or request.

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                     SECTION 1.04. Action in Stockholder Capacity Only. The
Stockholder acknowledges that this Agreement is entered into by it in its capacity as a stockholder of the Company and that nothing in this Agreement shall in any way restrict or limit any director, officer or employee of the Stockholder or its affiliates from taking any action in his capacity as such in order to comply with his or her fiduciary obligations.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDER

                     The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

                     SECTION 2.01. Power; Binding Agreement. The Stockholder if a natural person and has full legal right, power and authority to enter into and perform all of his or her obligations under this Agreement and if a corporation, partnership, trust, limited liability company or other legal entity is duly organized validly existing and is in good standing under the applicable laws of its jurisdiction of formation and has all requisite corporate, partnership or similar power and authority to perform its obligations under this agreement. The execution and delivery of this Agreement by the Stockholder will not violate any other agreement to which he is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming its due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws, now or hereafter in effect, affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

                     SECTION 2.02. Title to Shares. The Stockholder is the record and beneficial owner of, and has good and marketable title to, the Shares free and clear of any lien, pledge, security interest, encumbrance, charge or other claim of third parties of any kind or nature, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, other than pursuant to this Agreement and the Merger Agreement.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

                     Parent and Merger Sub each represents and warrants to the Stockholder as follows:

                     SECTION 3.01. Due Organization; Authority Relative to this Agreement. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Parent and Merger Sub have all necessary power and authority


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to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub or any affiliate thereof are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming its due authorization, execution and delivery by the Stockholder, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws, now or hereafter in effect, affecting creditors' rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

                     SECTION 3.02. No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not,
(i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and
(iii), for any such conflicts, violations, breaches, defaults or other occurrences which would neither, individually or in the aggregate, prevent or materially delay the performance by Parent and Merger Sub of any of their obligations pursuant to this Agreement.

                     (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, the HSR Act, any Antitrust Law and the Environmental Laws, (ii) for the Regulatory Approvals, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Parent and Merger Sub of any of their obligations pursuant to this Agreement.


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                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

                     SECTION 4.01. No Disposition or Encumbrance of Shares. The Stockholder agrees that, prior to the termination of this Agreement in accordance with the terms hereof, he shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), pledge, encumber or otherwise dispose of any of the Shares (but excluding any such to or for the benefit of a charitable, philanthropic, eleemosynary, educational, religious or other similar entity, organization, trust, association or similar body; it being specifically understood and agreed that in the event of any such sale, assignment, transfer, pledge or other disposition the subject Shares shall no longer be in any way or manner subject to this Agreement), (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of law) or other disposition of any Shares, except as would ay otherwise be permitted by the foregoing clause (a), or (d) take any action that would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the Stockholder from performing its obligations hereunder.

                     SECTION 4.02. Disclosure. The Stockholder agrees to permit Parent and Merger Sub to publish and disclose in filings under the securities laws in connection with the Merger the Stockholder's identity and ownership of Shares and the nature of its commitments, arrangements and understandings under this Agreement and other information to the extent required by applicable law.


                                   ARTICLE V

                                  TERMINATION

                     SECTION 5.01. Termination. The covenants and agreements contained herein shall terminate upon the earlier of (a) the date the Merger Agreement is terminated or modified in any manner adverse to the Stockholder (it being understood and agreed that without limitation of the generality of the foregoing, any modification or amendment to the Merger Agreement that in any way modifies or changes the form, amount or timing of consideration to be received by the Stockholder pursuant to the Merger or imposes any obligation or liability on the Stockholder, provided however that modifications to the form, amount or timing of consideration to be received by the Stockholder specifically contemplated by the Merger Agreement shall not be deemed to be adverse to the Stockholder); (b) the date Parent terminates this Agreement ; and (c) the day after the Stockholders Meeting (as defined in the Merger Agreement). Nothing in this Section 5.01 shall relieve any party of liability for any breach of this Agreement.


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                                   ARTICLE VI

                                  MISCELLANEOUS

                     SECTION 6.01. Additional Shares. In the event the Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company and any securities into which such shares or securities may be converted or exchanged and any securities issued in replacement of, or as a dividend or distribution on, or otherwise in respect of, such shares or securities, then the terms of this Agreement, including the term "Shares" as defined herein, shall apply to such additional securities.

                     SECTION 6.02. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

                     SECTION 6.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by an overnight or expedited courier service, by telecopy (provided that any notice received by telecopy at the addressee's location on any business day after 5:00 p.m. (addressee's local time) shall be deemed to have been received at 9:00 a.m. (addressee's local time) on the next business day), or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.03):

                           (a) If to Parent or Merger Sub:

                               General Electric Capital Corporation
                               260 Long Ridge Road
                               Stamford, Connecticut 06927
                               Facsimile: 203-961-5523

                               Attention: General Counsel

                               with a copy to:

                               Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, New York 10153
                               Facsimile: (212)  310-8007
                               Attention: Raymond O. Gietz, Esq.
                                          Ellen J. Odoner, Esq.


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                           (b) If to the Stockholder:

                               with a copy to:

                               Wachtell, Lipton, Rosen & Katz
                               51 West 52 Street
                               New York, New York 10019
                               Facsimile: (212) 403-2000
                               Attention: Adam O. Emmerich, Esq.

                     SECTION 6.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, the application of such term or provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction, and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

                     SECTION 6.05. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether pursuant to a merger, by operation of law or otherwise), without the prior written consent of the other parties except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to Parent's ultimate parent company or any direct or indirect subsidiary of Parent or Parent's ultimate parent company, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

                     SECTION 6.06. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                     SECTION 6.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.


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                     SECTION 6.08. Specific Performance. The parties hereto
agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof for which money damages would not be an adequate remedy and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties further agrees that in any proceeding seeking specific performance such party will waive (a) the defense of adequacy of a remedy at law and (b) any requirement for the securing or posting of any bond.

                     SECTION 6.09. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

                     SECTION 6.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                     SECTION 6.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                     SECTION 6.12. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                     SECTION 6.13. Further Assurances. From time to time, at the request of Parent, in the case of the Stockholder, or at the request of the Stockholder, in the case of Parent and Merger Sub, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.


                         [Signatures on following page.]





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                     IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by the undersigned as of the date first above written.



                            GENERAL ELECTRIC CAPITAL CORPORATION

                            By:
                                ---------------------------------------------
                                Name:
                                Title:



                            EB ACQUISITION CORP.

                            By:
                                ---------------------------------------------
                                Name:
                                Title:



                            STOCKHOLDER:

                            By:
                                ---------------------------------------------
                                Name:
                                Title:










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